UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2006 Alphatec Holdings, Inc. (the “Company”) entered into two Stock Purchase Agreements, one with Olivier Carli (the “Carli Agreement”) and one with HealthpointCapital Partners, L.P. (the “Luxco Agreement”). Following the closing of the transactions contemplated by both the Carli Agreement and the Luxco Agreement, the Company shall have acquired 74.1% of the outstanding capital stock of Scient’x, S.A., a French medical device manufacturer (“Scient’x”).

Pursuant to the Carli Agreement, the Company will purchase an aggregate of 2.15 million shares of Ideal Medical Products, a French company (“Ideal Medical”), which represents 61.3% of the outstanding capital stock of Ideal Medical, from Olivier Carli and Christian Carli for aggregate consideration of approximately $70.2 million, which represents a purchase price per share of approximately $32.69, with 15% of the consideration paid in cash and 85% of the consideration paid in the Company’s common stock (the “Common Stock”). Ideal Medical owns 66.9% of the outstanding capital stock of Scient’x. The number of shares of Common Stock that will be issued in connection with this transaction will be based on the weighted-average trading price of the Common Stock during the time period from September 27, 2006 through the date that is twenty days prior to the Company’s shareholders meeting to vote on the transaction, subject to a maximum price of $9.50 and a minimum price of $5.00. Mr. Carli will also receive certain registration rights related to the resale of the Common Stock he receives.

Pursuant to the Luxco Agreement, the Company will purchase 3.95 million shares of Scient’x (which represents 33.1% of the outstanding capital stock of Scient’x) owned by HealthPoint (Luxembourg) I by purchasing 100% of the share capital of HealthPoint (Luxembourg) I from HealthpointCapital Partners, L.P. for aggregate consideration of approximately $56.5 million in Common Stock. The number of shares of Common Stock that will be issued in connection with this transaction will be based on the weighted-average trading price of the Common Stock during the time period from September 27, 2006 through the date that is twenty days prior to the Company’s shareholders meeting to vote on the transaction, subject to a maximum price of $9.50 and a minimum price of $5.00.

Following the completion of these transactions, Alphatec will directly and indirectly own 61.3% of Ideal Medical and 74.1% of Scient’x. The closing of the transactions are subject to certain closing conditions, including approval by the Company’s shareholders, the Company obtaining the financing required to fund the transaction and the approval of all applicable anti-trust agencies.

After the closing of the transactions above, the Company will initiate a tender offer to purchase all shares of Ideal Medical that are not held already by the Company. The terms of the tender offer will be substantially equivalent to the terms upon which the Ideal Medical shares were purchased from Olivier Carli and Christian Carli, however, the tender offer will contain an option for these shareholders to receive consideration entirely in cash.

The foregoing descriptions of the Carli Agreement and the Luxco Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements. A copy of the Carli Agreement and the Luxco Agreement are filed as Exhibit 10.1 and 10.2 hereto, respectively, and each is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Acquisition Agreement by and between Alphatec Holdings, Inc. and Olivier Carli, dated as of September 27, 2006.

10.2	Acquisition Agreement by and between Alphatec Holdings, Inc. and HealthpointCapital Partners, L.P., dated as of September 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: October 3, 2006

/s/ Stephen T.D. Dixon
Stephen T.D. Dixon
Chief Financial Officer and Vice President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Acquisition Agreement by and between Alphatec Holdings, Inc. and Olivier Carli, dated as of September 27, 2006.

10.2	Acquisition Agreement by and between Alphatec Holdings, Inc. and HealthpointCapital Partners, L.P., dated as of September 27, 2006.